Exhibit 99.1

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (303) 784-5350 www.gatossilver.com

Gatos Silver Reports Fourth Quarter and Year-End 2020 Results and 2021 Projection

Denver, CO — March 29, 2021 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today reported fourth quarter and year-end 2020 operational and financial results.

Key Highlights

The Company reported the following key highlights for 2020:

•	Record production of 652,739 ore tonnes from the Los Gatos Joint Venture (“LGJV”) owned Cerro Los Gatos (“CLG”) mine;

•	Record silver, gold, zinc and lead metal recoveries at the CLG processing plant by the end of 2020 with silver, gold, zinc and lead recoveries exceeding plan during the fourth quarter;

•	Designed 2,500 tpd production rate achieved at the CLG mine by end of 2020;

•	Two consecutive profitable quarters to end 2020;

•	Gross proceeds of $172.5 million raised in the fourth quarter in initial public offering (“IPO”); and

•	27,000-meter exploration program commenced at CLG in December.

Operational and Financial Results

Gatos Silver

	Year Ended		Three Months Ended
	December 31,		December 31,
Amounts in millions*	2020	2019	2020	2019
Exploration expenses	$0.8	$0.9	$0.3	$0.2
G&A expenses	7.8	2.9	3.4	1.0
Operating expenses	8.6	3.8	$3.7	1.2
Dilution loss on LGJV	-	11.2	-	-
Equity (income) loss in LGJV	17.6	12.9	(0.5)	10.6
Arrangement fees	4.8	3.0	1.8	1.5
Interest expense	4.0	-	3.8	-
Net other expense	26.4	27.1	5.1	12.1
Net Loss	$35.0	$30.9	$8.8	$13.3

*Amounts exclude results of discontinued operations

Net loss for the fourth quarter of 2020 was $8.8 million compared to $13.3 million in the fourth quarter of 2019. The lower loss was primarily due to the substantial improvement in the profitability of the LGJV, partially offset by higher public company costs related to increased G&A compensation, insurance, consulting expenses and interest expense. Net loss for the year ended 2020 increased $4.1 million to $35 million compared to 2019 primarily due to the higher equity loss in the LGJV, higher G&A compensation, insurance and consulting costs, arrangement fees and interest expense.

Stephen Orr, the Company’s Chief Executive Officer, stated: “This past year was transformative for Gatos Silver. The Company completed the largest precious metals IPO in 2020 on the NYSE and TSX. Despite the pandemic related 45-day temporary suspension of mining activities imposed by Mexico, design throughput was achieved at the CLG mine in late 2020 and the LGJV achieved profitability during the last two quarters of the year.”

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (303) 784-5350 www.gatossilver.com

Los Gatos Joint Venture

	Year Ended		Three Months Ended
Financial	December 31,		December 31,
Amounts in millions	2020	2019	2020	2019
Sales	$121.5	$36.5	$40.3	$30.6
Operating expenses	126.0	48.8	35.5	41.2
Other expenses	23.2	9.8	1.9	7.5
Net income (loss)	$(27.7)	$(22.1)	$2.9	$(18.1)

The LGJV successfully controlled COVID-19 infection at the CLG project and the surrounding local communities through proactive COVID-19 prevention programs, including seminars and donation of personal protection items such as face masks, hand sanitizer and nitrile gloves. All employees and contractors are nasal tested for COVID-19 prior to entry to the CLG site.

Revenue increased for the fourth quarter 2020 compared to the same quarter of 2019 due to increased metals prices and higher production rates. Revenue in the fourth quarter 2020 was $40.3 million. Lead and zinc concentrate production for the fourth quarter was 6,425 tonnes and 7,823 tonnes, respectively. The Company generated $121.5 million in revenue during 2020, representing a 223% increase from 2019 due to higher metal prices and production rates in 2020. The CLG mine commenced production in September 2019 and completed its project commissioning phase in late December 2020 achieving the designed 2,500 tpd throughput rate. Lead and zinc concentrate production for the year ended December 31, 2020 was 21,254 tonnes and 27,728 tonnes, respectively.

Operating expenses decreased to $35.5 million for the quarter ended December 31, 2020 compared to the fourth quarter of 2019 primarily due to lower cost of sales. During the initial start-up period in 2019, higher costs were incurred for labor, pumping and supplies. Operating expenses for the year ended December 31, 2020 increased $77.2 million to $126 million primarily due to the higher 2020 production.

Other expenses decreased to $1.9 million for the fourth quarter 2020 compared to the fourth quarter of 2019 due to reduction in interest expense and arrangement fees and an increase in foreign exchange gain. Other expenses increased to $23.2 million for the year ended December 31, 2020 primarily due to a full year of interest and arrangement fee expenses. Upon commencing production, interest cost and arrangement fees are charged to operations. Interest cost and arrangement fees were capitalized as part of the cost of construction prior to the September 1, 2019.

	Year Ended		Three Months Ended
Operational	December 31,		December 31,
Mine Production	2020	2019	2020	2019
Tonnes mined	652,739	357,342	199,347	157,116
Lead Concentrate
Tonnes produced	21,176	7,188	6,329	4,761
Average silver grade (g/t)	5,295	5,774	5,634	5,896
Average gold grade (g/t)	7.3	10.9	6.5	12.3
Average lead grade (%)	58.9	56.3	55.5	58.8
Average zinc grade (%)	10.1	12.6	11.1	11.2
Zinc Concentrate
Tonnes produced	27,879	9,320	7,999	6,324
Average silver grade (g/t)	619	978	675	878
Average gold grade (g/t)	0.7	1.3	0.6	1.3
Average lead grade (%)	2.4	4.2	1.8	4.1
Average zinc grade (%)	55.6	53.7	55.5	54.5
Average realized price per silver ounce	$19.97	$17.57	$23.66	$17.53
Average realized price per gold ounce	$1,709	$1,515	$1,850	$1,492
Average realized price per lead pound	$0.83	$0.92	$0.86	$0.95
Average realized price per zinc pound	$1.03	$1.09	$1.14	$1.09

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (303) 784-5350 www.gatossilver.com

Capital Resources Update

With the completion of a $150 million gross proceeds IPO on October 30, 2020, and subsequent exercise of the related underwriters’ option for gross proceeds of $22.5 million in early November 2020, the Company has sufficient funds and resources to carry out its business plans. At December 31, 2020, cash and cash equivalents were $150.1 million. Gatos Silver did not have any debt at December 31, 2020 or 2019.

On March 11, 2021, Gatos Silver repurchased from its joint venture partner, Dowa Metals & Mining Co., Ltd., (“Dowa”) an approximate 18.5% interest in the LGJV for $71.6 million, increasing the Company’s ownership to 70.0% and extinguished the $60 million LGJV Working Capital Facility of which Gatos Silver’s attributable portion was $42 million.

2021 – A Year of Optimization

Numerous strategic capital initiatives designed to enhance production efficiency and to maintain best-in-class standards are planned for 2021. As a result, sustaining capital expenditures are expected to range between $65 and $75 million. Infrastructure, such as a paste backfill plant and mine refrigeration plant, will be integrated to reduce operating costs and increase productivity. Additional generator capacity will be added to supplement the current backup power system when weather events cause outages on Mexico’s national electrical grid.

In 2021, the CLG recovered metal production is expected to start approaching life-of mine averages resulting in 7.5 – 7.9 million ounces of silver, 40 – 42 million pounds of lead and 49 – 52 million pounds of zinc at an All-In Sustaining Cost of $17 - $17.5/Ag oz.

Mr. Orr added: “As we communicated in the recent Investor Day, 2021 is regarded to be a year of optimization at CLG. While our focus will continue to be on safety and well-being of our employees and contractors, we recognize that additional logistical and cost factors related to COVID-19 will remain with us for the entire year. Furthermore, we remain closely engaged with the community to continue improving their quality of life and to prevent a pandemic outbreak. And with that as a foundation, we continue progress toward consistent production and further improvement in CLG’s cost performance. We also expect multiple exploration programs at the LGJV to result in meaningful exploration success. We are confident that our efforts, experience, and ownership of the expansive Los Gatos district should yield progressive growth in the Company’s resource base and metal production for decades”

Mr. Orr concluded: “Gatos Silver has had an outstanding start since its launch as a public entity. We are delighted with the results of the efforts by everyone involved with this great company, from employees to contractors to members of the local community with which we have built a mutual bond of trust and support. We thank our joint venture partner Dowa for its strong partnership, our talented Board of Directors for their insight, and our incredible shareholders for their great support. We understand our responsibility to continue building value and believe that Gatos Silver’s ownership in the Los Gatos district makes the Company a unique silver producer with unconstrained organic growth potential.”

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (303) 784-5350 www.gatossilver.com

Financial Results Webcast and Conference Call

Gatos Silver will host a webcast and conference call to discuss its fourth quarter and year-end 2020 financial results on March 29, 2021 at 12:00 p.m. Eastern Time.

Conference Call Details:

To register for this conference call, please use this link http://www.directeventreg.com/registration/event/4694588. After registering, a confirmation will be sent through email, including dial-in details and unique conference call codes for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

Webcast Details:

Title: Gatos Silver Q4 and Year-End 2020 Earnings Call

URL: https://event.on24.com/wcc/r/2947513/5F4E4D046E9773348E0C0EC9CA166866

A replay of the webcast will also be available following the conference call on the Company’s website, www.gatossilver.com.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the expected average annual production are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Certain forward-looking statements are based on assumptions, qualifications and procedures which are set out only in the technical report entitled “Los Gatos Project, Chihuahua, Mexico,” dated July, 2020 with an effective date of July 1, 2020 (the “Los Gatos Technical Report”) filed with the U.S. Securities and Exchange Commission and Canadian securities commissions. Scientific and technical disclosures in this press release were approved by Philip Pyle, Vice President of Exploration and Chief Geologist of Gatos Silver who is a “Qualified Person,” as defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators. For a complete description of assumptions, qualifications and procedures associated with such information, reference should be made to the full text of the Los Gatos Technical Report. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. To-date, 14 zones of mineralization have been defined within the district and all are characterized by silver-zinc-lead epithermal mineralization. More than 85% of the approximately 103,087-hectare mineral rights package has yet to be drilled, representing a highly prospective and underexplored district. The Company recently built and commissioned its first operating mine and mineral processing plant at the Cerro Los Gatos deposit.

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (303) 784-5350 www.gatossilver.com

Availability of Other Information About Gatos Silver

Investors and others should note that Gatos Silver communicates with its investors and the public using its company website (https://gatossilver.com/) as well as other channels, including but not limited to presentations, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information Gatos Silver communicates through these channels could be deemed to be material information. As a result, Gatos Silver encourages investors and others interested in Gatos Silver to review the information it disseminates through these channels on a regular basis. The contents of Gatos Silver's website or other channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Investors and Media Contact

Adam Dubas
Chief Administrative Officer
investors@gatossilver.com
(303) 784-5350

5